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                                  EXHIBIT 99.1

AMKOR TECHNOLOGY IN DEFINITIVE AGREEMENT TO ACQUIRE THREE PACKAGING FACTORIES FROM ANAM SEMICONDUCTOR

WEST CHESTER, Pa.--(BUSINESS WIRE)--Feb. 28, 2000--Amkor Technology (Nasdaq:AMKR
- news) today announced a definitive agreement with Anam Semiconductor, Inc.
(ASI) to acquire ASI's three remaining packaging and test factories (known as K1, K2 and K3) located in Korea. In connection with the transaction, Amkor will increase its ownership stake in ASI. The transaction, which is subject to approval from the boards of directors and shareholders of both Amkor and ASI, is expected to be completed in the second quarter of 2000.

The entire transaction, (i.e. the asset purchase plus the investment in ASI) is valued at approximately $1.4 billion and involves the purchase of K1, K2 & K3 for $950 million, and the purchase of $459 million in newly issued shares of ASI. This equity purchase effectively satisfies Amkor's prior commitment to invest $150 million in ASI over several years, of which $42 million was invested in October 1999. In connection with the transaction, ASI's creditor banks will convert 150 billion Korean Won (approximately $132 million at current exchange rates) of ASI debt into newly issued ASI shares.

Following completion of the transaction, Amkor will own approximately 42% of ASI, whose principal operating asset is a world-class semiconductor wafer foundry located in Buchon, Korea. Amkor expects to account for its equity investment in ASI under the equity method of accounting.

James Kim, Amkor's Chairman and Chief Executive Officer, noted that "This transaction is a major accomplishment for Amkor for several reasons. First, we are acquiring three of the world's finest semiconductor assembly factories at a very satisfactory valuation. During 1999 these factories generated EBITDA of approximately $250 million, and they have what we believe is the industry's largest base of established, fully qualified customers. Second, we solidify our position as the world's largest provider of semiconductor packaging and test services by assuming direct ownership of all our operating assets. As a result, we will be able to take full advantage of the significant economic value these assets bring to Amkor. In addition, by bringing these factories under the Amkor umbrella, we eliminate concerns about access to our packaging assets, and we enhance the profitability of our core business. Finally, our investment in a restructured ASI will provide Amkor with a significant stake in what we believe is an extremely valuable asset - the ASI wafer foundry. We look forward to successfully completing this transaction and to welcoming the 6,600 employees at K1, K2 and K3 into the Amkor family."

When the acquisition is completed, Amkor will own seven semiconductor packaging and test facilities consisting of more than 3.5 million square feet of existing manufacturing and support space, with an additional 1 million square feet of manufacturing space available for expansion. In 1999, these seven factories packaged approximately 4.1 billion semiconductor ICs, representing approximately 6% of the world's consumption of semiconductor chips.

Amkor expects to fund the transaction with the $410 million in private equity capital already under agreement, plus debt.

ABOUT K1, K3 & K3

K1-Seoul, Korea 646,000 ft(2) - 3,300 employees-Leadframe
K2 - Buchon, Korea 264,000 ft(2) - 1,800 employees-Leadframe & Laminates
K3 - Bupyung, Korea 404,000 ft(2) - 1,500 employees-Advanced leadframe & Test

Located in and around Seoul, Korea, K1, K2 and K3 are established, world-class semiconductor packaging and test facilities with approximately 1.3 million square feet of total manufacturing space. Virtually the entire output of these factories has historically been dedicated to Amkor through a long-term Supply Agreement with ASI. During 1999 the three factories assembled more than 1.2 billion individual ICs, representing a comprehensive range of both traditional and advanced package products.

For the twelve months ended December 31, 1999, K1, K2 & K3 contributed approximately $785 million of Amkor's $1.6 billion in packaging and test revenue. During this period, Amkor recognized a contractual gross margin of approximately 11.5% on the revenue derived from K1, K2 and K3 under the terms of the Supply Agreement. During the same period, these three factories operated with gross margins similar to the gross margins achieved by Amkor's established factories in the Philippines.

John Boruch, Amkor's president, said, "There are several additional benefits in acquiring K1, K2 & K3. Since Amkor and ASI have worked closely together for more than 30 years, we have intimate knowledge of their factory operations. As was the case in our acquisition of ASI's K4 factory in 1999, there should be no significant integration issues. In addition, having control of the ASI factory operations will give Amkor greater flexibility in the management of equipment and personnel across our entire asset base."

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Ken Joyce, Amkor's chief financial officer, noted that, "When the acquisition is completed, we should achieve higher operating margins on our overall packaging and test business, since the revenue derived from K1, K2 & K3 will no longer be subject to a contractual gross margin. In addition, from a cash flow perspective, we should generate significantly more EBITDA, which will facilitate the repayment of debt expected to be incurred in this transaction."

ABOUT ASI'S SEMICONDUCTOR WAFER FOUNDRY

Established in 1998, the ASI fab is a 480,000 ft2 world-class wafer fabrication foundry located in Buchon, Korea. The fab is currently producing 8-inch semiconductor wafers using a range of sub-micron process technologies at the 0.35(mu)m, 0.25(mu)m, and 0.18um process levels. ASI recently commenced the first phase of a project designed to ultimately expand the foundry's semiconductor manufacturing capacity to approximately 30,000 wafer starts per month from the current capacity of approximately 20,000 wafer starts per month. ASI anticipates achieving production levels of 25,000 wafers per month sometime in the second or third quarter of 2000, with higher production levels expected in the third or fourth quarter of 2000. The additional wafer production will be focused on logic devices at the 0.25(mu)m through 0.18(mu)m process levels.

For the year ended December 31, 1999, Amkor had foundry sales of $293 million. Under a long-term supply agreement with ASI, Amkor has been responsible for providing a range of engineering and marketing services for the foundry, and has been selling the entire output of the foundry subject to a contractual gross margin. Amkor expects to continue to sell the wafers produced by the ASI foundry.

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep submicron wafer fabrication; wafer probe, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com. This news release may contain forward-looking statements - such as (1) our belief that the acquisition of K1, K2, and K3 will have no significant integration issues; (2) our expectations that, after the acquisition, we will achieve higher operating margins and will generate significantly more EBITDA, which will facilitate the repayment of debt expected to be incurred in this transaction; and (3) our expectations that the ASI wafer fab will achieve production levels of 25,000 wafers per month sometime in the second or third quarter of 2000, with higher production levels expected in the third or fourth quarter of 2000; that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

Contact:
     Amkor Technology
     Jeffrey Luth, VP Investor Relations
     610/431-9600, ext. 5613
     jluth@amkor.com